Chanticleer Holdings Signs Definitive Agreement to Acquire Little Big Burger

- $6 Million in 2014 Revenue and 8 Locations in Oregon -

CHARLOTTE, NC – August 3, 2015 — Chanticleer Holdings, Inc. (NASDAQ: HOTR) (Chanticleer Holdings, or the “Company”), owner and operator of multiple restaurant brands internationally and domestically, announced today that it has signed a definitive agreement on July 31, 2015 to acquire Little Big Burger (“LBB”), a gourmet fast-casual restaurant concept with eight locations in Oregon which generated approximately $6 million in 2014 revenue. The acquisition is expected to close on or before August 14, 2015.

Founded in 2010 by restaurant entrepreneurs Micah Camden and Katie Poppe, Little Big Burger specializes in fresh, high quality cooked-to-order burgers and fries in a fast and friendly environment. Developing an iconic brand and cult-like following in the Pacific Northwest, LBB has received a significant amount of local and national press for its burgers made fresh to order with quality ingredients that are sourced locally and delivered fresh daily to the restaurants. LBB is also known for its unique environment that creates an energetic customer experience with broad customer appeal.

Little Big Burger will open its ninth location in the Lloyd District in Portland, as part of the Hasslo on Eight development in late fall 2015. This new location will bring the critically-acclaimed burgers to the Eastside of Portland.

“With Little Big Burger, we have purchased a brand with iconic status and following amongst a new generation of burger-lovers in Oregon. The restaurants are unique in their design and allow a level of interaction with chefs and the cooking process that we’ve never seen before in the burger industry. This is a tremendous opportunity to capitalize on a regionally prominent brand with a proven scalable business model. Little Big Burger’s unit economic model with EBITDA margin greater than 25% will be accretive to Chanticleer’s earnings and provide a great addition to our portfolio of brands,” said Mike Pruitt, CEO of Chanticleer Holdings, Inc. “Today’s announcement further strengthens our position and takes us closer to profitability and achieving our ambition to become the leading global exporter of successful and much-loved American brands.”

“Little Big Burger is the first restaurant concept that Micah and I created together, and it will always be special to us. Through our interaction with Chanticleer, it has become clear that they understand and value the elements that make LBB so successful - from high quality, affordable burgers to the fun staff and simplicity of operations. Portland, and the greater Pacific Northwest, has given this concept such an incredible reception, and with Chanticleer’s knowledge and support it will really thrive. Micah and I will continue to work with them during the first year to provide a smooth transition, ensuring that LBB continues to offer the exceptional products and service that our customers have come to expect,” commented Katie Poppe, owner of Little Big Burger.

“It’s very exciting to add another award winning better burger concept to our portfolio. Micah and Katie have done a tremendous job establishing a brand that burger lovers in the region crave. We look forward to taking LBB to the next level and beyond” said Rich Adams, President and COO of American Burger Company.

Portland, Oregon based advisory firm the Meriwether Group served as exclusive financial advisor to LBB and Charlotte, North Carolina based Dragonfly Capital served as financial advisor to Chanticleer Holdings.

About Chanticleer Holdings, Inc

Headquartered in Charlotte, NC, Chanticleer Holdings (HOTR), together with its subsidiaries, owns and operates restaurant brands in the United States and internationally. The Company is a franchisee owner of Hooters® restaurants in international markets including Australia, South Africa, and Europe, and two Hooters restaurants in the United States. The Company also owns and operates American Burger Co., BGR the Burger Joint, BT’s Burger Joint, and owns a majority interest in Just Fresh restaurants in the U.S.

For further information, please visit www.chanticleerholdings.com

Facebook: www.Facebook.com/ChanticleerHOTR

Twitter: http://Twitter.com/ChanticleerHOTR

Google+: https://plus.google.com/u/1/b/118048474114244335161/118048474114244335161/posts

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Press Information:

Chanticleer Holdings, Inc.

Investor Relations

Phone: 704.366.5122

ir@chanticleerholdings.com

Investor Relations

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone 203.972.9200

jnesbett@institutionalms.com